Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-221785 on Form S-1 and Registration Statement No. 333-221787 on Form S-8 of our report dated March 15, 2019, relating to the consolidated financial statements of A.M. Castle & Co. and subsidiaries (the “Company”), (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s emergence from bankruptcy), appearing in this Annual Report on Form 10-K of A.M. Castle & Co. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
March 15, 2019